Exhibit 99.9

Dechert LLP 1900 K Street, N.W. Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax

December 22, 2025

UBS Investment Trust

1285 Avenue of the Americas

New York, NY 10019

Re:	UBS Investment Trust
Post Effective Amendment No. 73 to the Registration Statement
on Form N-1A (“Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel for UBS Investment Trust (the “Trust”), a Massachusetts business trust, in connection with the Registration Statement relating to the issuance and sale by the Trust of an indefinite number of its authorized shares of beneficial interest of each share class of UBS U.S. Allocation Fund (“Shares”) under the Securities Act of 1933, as amended (“1933 Act”), and under the Investment Company Act of 1940, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Amended and Restated Declaration of Trust and Amended and Restated By-Laws, each as amended to date.

This opinion is limited to the laws of the Commonwealth of Massachusetts, and we express no opinion with respect to the laws of any other jurisdiction. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the Commonwealth of Massachusetts.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; and (iii) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct.

Based upon the foregoing, we are of the opinion that the Shares proposed to be sold pursuant to the Registration Statement have been duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the terms, conditions, requirements and procedures described in the Registration Statement, will be legally and validly issued, fully paid and non-assessable beneficial interests.

The Trust is an entity commonly known as a Massachusetts business trust. Our opinion above, as it relates to the non-assessability of the Shares, is, therefore, qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the trust. In this regard, however, please be advised that the Amended and Restated Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and provides for indemnification out of Trust property for all claims and liabilities to which a shareholder may become subject by reason of being or having been a shareholder; provided, however, that the Trust property being used to indemnify any shareholder must be made only out of the assets of one or more series of the Trust whose Shares were held by such shareholder at the time of the act or event which gave rise to the shareholder’s claim. Thus, the risk of a shareholder incurring a financial loss on account of shareholder liability is limited to circumstances in which the relevant series itself would be unable to meet its obligations.

In rendering this opinion, insofar as it relates to the valid existence of the Trust, we have relied solely on a certificate of the Secretary of the Commonwealth of Massachusetts, dated as of December 19, 2025, and this opinion is limited accordingly and is rendered as of the date of such certificate.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Trust’s Statement of Additional Information of the Registration Statement to be dated on or about December 29, 2025 and in any revised or amended versions thereof, under the caption “Counsel” unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP